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As filed with the Securities and Exchange Commission on May 23, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MARKWEST ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	27-0005456
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1515 Arapahoe Street, Tower 2
Suite 700
Denver, Colorado 80202
(Address, including Zip Code, of Principal Executive Offices)

MarkWest Energy Partners, L.P.
2008 Long-Term Incentive Plan
(Full title of the plan)

C. Corwin Bromley, Esq.
General Counsel and Secretary
MarkWest Energy GP, L.L.C.
1515 Arapahoe Street, Tower 2, Suite 700
Denver, Colorado 80202-2102
(303) 925-9200
(Name, address and telephone number, including area code, of agent for service)

COPY TO:

George A. Hagerty, Esq.
Hogan & Hartson LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
(303) 899-7300

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Units	2,500,000	$36.41	$91,025,000	$3,577.28

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement covers, in addition to the number of common units shown above, an indeterminate number of common units that, by reason of certain events specified in the plan (e.g., anti-dilution adjustments), may become subject to such plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sales prices reported for the Registrant's common units on the New York Stock Exchange on May 20, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*
The documents containing the information specified in Part I will be sent or given to participants in the MarkWest Energy Partners, L.P. 2008 Long-Term Incentive Plan (the "Plan") as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the Note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following documents and all other documents subsequently filed with the Commission by MarkWest Energy Partners, L.P. (the "Registrant"), pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all the shares of common units offered hereby have been sold or that deregisters all such shares of common units then remaining unsold, shall be deemed incorporated by reference herein and to be a part of this registration statement from the date of filing of such documents:

  (a)
  The Registrant's Annual Report on Form 10-K for the year ended December 31, 2007, filed February 29, 2008, as amended on Form 10-K/A filed May 8, 2008;

  (b)
  All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Annual Report on Form 10-K for its fiscal year ended December 31, 2007; and

  (c)
  The description of the Registrant's Common Units contained in its Registration Statement on Form S-1 filed with the Commission on January 31, 2002, as amended (File No. 333-81780).

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.    Description of Securities

        Not applicable.

Item 5.    Interests of Named Experts and Counsel

        Not applicable.

Item 6.    Indemnification of Directors and Officers

        Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Section 7.8(a) of the Third Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") provides that to the fullest extent permitted by law, (a) the General Partner, (b) any former General Partner (a "Departing Partner"), (c) any individual, corporation, partnership, trust, unincorporated organization, association or other entity (a "Person") who is or was an affiliate of the General Partner or Departing Partner, (d) any Person who is or was a member, partner officer, director, employee, agent or trustee of the General Partner, Departing Partner, the Partnership, the Operating Company and any of their subsidiaries, and (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or their affiliates as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person (collectively the "Indemnitees"), shall be indemnified and held harmless by the Partnership, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to Section 7.8 of the Partnership Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to Section 7.8 of the Partnership Agreement shall be available to the General Partner of its Affiliates (other than a Group Member, as such term is defined in the Partnership Agreement) with respect to its or their obligations incurred pursuant to the Contribution Agreement (as defined in the Partnership Agreement) (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to Section 7.8 of the Partnership Agreement shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        Section 7.8(b) of the Partnership Agreement also states that, to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of an agreement by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by the Partnership Agreement.

        Additionally, Section 7.9(a) of the Partnership Agreement provides that no Indemnitee shall be liable for monetary damages to the Partnership, the limited partners of the Partnership, the assignees or any other Persons who have acquired interests in common or preference units of the Partnership, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

        In April 2008, the Partnership and our General Partner entered into second amended and restated indemnification agreements with all of the directors and officers of the General Partner. The second amended and restated indemnification agreements become operative if the indemnitees were or are or become, or are threatened to be made, a party to or witness or other participant in, or were or are or become obligated to furnish documents in response to a subpoena or otherwise in connection with, any threatened, pending or completed claim, action, suit, proceeding, arbitration or alternative dispute resolution mechanism, investigation, inquiry, administrative hearing, appeal or any other actual, threatened or completed proceeding, whether brought in the right of the Partnership, the General Partner, their affiliates or otherwise and whether of a civil, criminal, administrative, arbitrative or investigative nature, by reason of the fact that indemnitees were or are or may be deemed a director, officer, employee, controlling person, agent or fiduciary of the Partnership, the General Partner, their affiliates or any other person for which indemnitees are or were or may be deemed to be serving at the request of the General Partner, or by reason of any action or inaction on the part of indemnitees while serving or acting or having served or acted in any that capacity. Upon the occurrence of an indemnification event, the Partnership and the General Partner will indemnify the indemnitees against all losses and expenses (as defined in the second amended and restated indemnification agreements), so long as the indemnitees acted in good faith and in a manner the indemnitees reasonably believed to be in, or not opposed to, the best interests of the General Partner, and, with respect to any criminal proceeding, had no reasonable cause to believe indemnitees' conduct was unlawful. There are certain limitations on the obligation of the General Partner and the Partnership to indemnify the indemnitees in connection with a claim brought by or in the name of the General Partner to obtain a judgment in its favor.

Item 7.    Exemption from Registration Claimed

        Not applicable.

Item 8.    Exhibits

        A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index and is incorporated herein by reference.

Item 9.    Undertakings

  a.
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  b.
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  c.
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 23, 2008.

MARKWEST ENERGY PARTNERS, L.P. (Registrant)
By:	MarkWest Energy GP, L.L.C.
	By:	/s/ FRANK M. SEMPLE Frank M. Semple President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Frank M. Semple and Andrew L. Schroeder, jointly and severally, each in his or her own capacity, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(a) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FRANK M. SEMPLE Frank M. Semple	President, Chief Executive Officer and Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P. (Principal Executive Officer)	May 23, 2008
/s/ NANCY K. BUESE Nancy K. Buese	Chief Financial Officer of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P. (Principal Financial and Accounting Officer)	May 23, 2008

/s/ JOHN M. FOX John M. Fox	Chairman of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.	May 23, 2008
/s/ KEITH E. BAILEY Keith E. Bailey	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.	May 23, 2008
/s/ MICHAEL L. BEATTY Michael L. Beatty	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.	May 23, 2008
/s/ CHARLES K. DEMPSTER Charles K. Dempster	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.	May 23, 2008
/s/ DONALD C. HEPPERMANN Donald C. Heppermann	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.	May 23, 2008
/s/ WILLIAM A. KELLSTROM William A. Kellstrom	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.	May 23, 2008
/s/ ANNE E. FOX MOUNSEY Anne E. Fox Mounsey	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.	May 23, 2008
/s/ WILLIAM P. NICOLETTI William P. Nicoletti	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.	May 23, 2008
/s/ DONALD D. WOLF Donald D. Wolf	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.	May 23, 2008

EXHIBIT INDEX

Exhibit Number	Description
4.1	Purchase Agreement dated as of June 13, 2003, by and among MarkWest Energy Partners, L.P. and Tortoise Capital Advisors, LLC as attorney-in-fact for the Purchasers (incorporated by reference to the Current Report on Form 8-K filed June 19, 2003).
4.2
Registration Rights Agreement dated as of June 13, 2003, by and among MarkWest Energy Partners, L.P. and Tortoise Capital Advisors, LLC as attorney-in-fact for the Purchasers (incorporated by reference to the Current Report on Form 8-K filed June 19, 2003).
4.3
Unit Purchase Agreement dated as of July 29, 2004 among MarkWest Energy Partners, L.P., and MarkWest Energy GP, L.L.C. and each of Kayne Anderson Energy Fund II, L.P., and MarkWest Energy GP, L.L.C. and each of Kayne Anderson Energy Fund II, L.P., Kayne Anderson Capital Income Partners, L.P., Kayne Anderson MLP Fund, L.P., Kayne Anderson Capital Income Fund, LTD., Kayne Anderson Income Partners, L.P., HFR RV Performance Master Trust, Tortoise Energy Infrastructure Corporation and Energy Income and Growth Fund as Purchasers (incorporated by reference to the Current Report on Form 8-K/A filed September 13, 2004).
4.4
Registration Rights Agreement dated as of July 29, 2004, among MarkWest Energy Partners, L.P., and each of Kayne Anderson Energy Fund II, L.P., Kayne Anderson Capital Income Fund, LTD., Kayne Anderson Income Partners, L.P., HFR RV Performance Master Trust, Tortoise Energy Infrastructure Corporation and Energy Income and Growth Fund (incorporated by reference to the Current Report on Form 8-K/A filed September 13, 2004).
4.5
Purchase Agreement dated October 19, 2004, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein and the Initial Purchasers named therein (incorporated by reference to the Current Report on Form 8-K filed October 25, 2004).
4.6
Registration Rights Agreement dated October 25, 2004, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein and the Initial Purchasers named therein (incorporated by reference to the Current Report on Form 8-K filed October 25, 2004).
4.7
Indenture dated as of October 25, 2004, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to the Current Report on Form 8-K filed October 25, 2004).
4.8	Form of 6.875% Series A Senior Notes due 2014 with attached notation of Guarantees (incorporated by Reference to Exhibits A and D of Exhibit 4.7 hereto).
4.9	Registration Rights Agreement, dated as of November 9, 2005 (incorporated by reference to the Current Report on Form 8-K filed November 16, 2005).
4.10	Unit Purchase Agreement, dated as of November 9, 2005 (incorporated by reference to the Current Report on Form 8-K filed November 16, 2005).
4.11	Registration Rights Agreement, dated as of December 23, 2005 (incorporated by reference to the Current Report on Form 8-K filed December 29, 2005).
4.12	Unit Purchase Agreement, dated as of December 23, 2005 (incorporated by reference to the Current Report on Form 8-K filed December 29, 2005).

4.13
Registration Rights Agreement dated as of July 6, 2006 among MarkWest Energy Partners, L.P., with MarkWest Energy Finance Corporation as the Issuers, the Guarantors named therein, and each of RBC Capital Markets Corporation, J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc., Credit Suisse Securities (USA) LLC, Fortis Securities LLC, Mizuho International plc, Piper Jaffray & Co. and SG Americas Securities, LLC collectively as Initial Purchasers (incorporated by reference to the Current Report on Form 8-K filed July 7, 2006).
4.14
Indenture dated as of July 6, 2006, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, as Issuers, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to the Current Report on Form 8-K filed July 7, 2006).
4.15	Form of 8.5% Series A and Series B Senior Notes due 2016 with attached notation of Guarantees (incorporated by Reference to Exhibits A and D of Exhibit 4.15 hereto).
4.16
Registration Rights Agreement dated as of October 20, 2006 among MarkWest Energy Partners, L.P., with MarkWest Energy Finance Corporation as the Issuers, the Guarantors named therein, and RBC Capital Markets as the Initial Purchaser (incorporated by reference to the Current Report on Form 8-K filed October 24, 2006).
4.17
Unit Purchase Agreement dated April 9, 2007 by and among MarkWest Energy Partners, L.P., MarkWest Energy G.P., L.L.C., and each of Kayne Anderson MLP Investment Company, GPS Income Fund, L.P., GPS High Yield Equities Fund, L.P., GPS New Equity Fund, L.P., Agile Performance Fund, L.L.C., Tortoise Energy Infrastructure Corporation, Tortoise Energy Capital Corporation, Royal Bank of Canada, Structured Finance Americas, L.L.C., The Cushing MLP Opportunity Fund I, L.P., and ZLP Fund, L.P. as purchasers (incorporated by reference to the Current Report on Form 8-K filed April 11, 2007).
4.18
Registration Rights Agreement dated April 9, 2007 by and between MarkWest Energy Partners, L.P., and each of Kayne Anderson MLP Investment Company, GPS Income Fund, L.P., GPS High Yield Equities Fund, L.P., GPS New Equity Fund, L.P., Agile Performance Fund, L.L.C., Tortoise Energy Infrastructure Corporation, Tortoise Energy Capital Corporation, Royal Bank of Canada, Structured Finance Americas, L.L.C., The Cushing MLP Opportunity Fund I, L.P., and ZLP Fund, L.P. as purchasers (incorporated by reference to the Current Report on Form 8-K filed April 11, 2007).
4.19
Unit Purchase Agreement, dated as of December 18, 2007 by and among MarkWest Energy Partners, L.P. and each of Magnetar Spectrum Fund, Kayne Anderson Capital Income Partners (QP), LP, Kayne Anderson MLP Fund, LP, Kayne Anderson Midstream Opportunity Fund, LP, ARBCO II, L.P., Kayne Anderson Energy Total Return Fund, Inc., Tortoise Energy Capital Corporation, and Hartz Capital Investments, LLC as purchasers (incorporated by reference to the Current Report on Form 8-K filed December 19, 2007).
4.20
Registration Rights Agreement Agreement, dated as of December 18, 2007 by and among MarkWest Energy Partners, L.P. and each of Magnetar Spectrum Fund, Kayne Anderson Capital Income Partners (QP), LP, Kayne Anderson MLP Fund, LP, Kayne Anderson Midstream Opportunity Fund, LP, ARBCO II, L.P., Kayne Anderson Energy Total Return Fund, Inc., Tortoise Energy Capital Corporation, and Hartz Capital Investments, LLC as purchasers (incorporated by reference to the Current Report on Form 8-K filed December 19, 2007).

4.21
Registration Rights Agreement dated as of February 21, 2008 by and among MarkWest Energy Partners, L.P., John M. Fox and MWHC Holding, Inc. (incorporated by reference to the Current Report on Form 8-K filed February 21, 2008).
4.22
Registration Rights Agreement dated as of February 21, 2008 by and among MarkWest Energy Partners, L.P. and the holders named therein (incorporated by reference to the Current Report on Form 8-K filed February 21, 2008).
4.23
Indenture dated as of April 15, 2008 among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, and the several guarantors named therein, and Wells Fargo Bank, N.A., as trustee (incorporated by reference to the Current Report on Form 8-K filed April 15, 2008).
4.24
Registration Rights Agreement dated as of April 15, 2008 among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, and the several guarantors named therein, and J.P. Morgan Securities Inc., RBC Capital Markets Corporation and Wachovia Capital Markets, LLC, as representatives of the several underwriters named therein (incorporated by reference to the Current Report on Form 8-K filed April 15, 2008).
4.25
Registration Rights Agreement dated as of May 1, 2008 among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, and the several guarantors named therein, and J.P. Morgan Securities Inc., RBC Capital Markets Corporation and Wachovia Securities LLC, as representatives of the several underwriters named therein (incorporated by reference to the Current Report on Form 8-K filed May 1, 2008).
5.1	Opinion of Hogan & Hartson LLP.
23.1	Consent of Hogan & Hartson LLP (contained in its opinion filed herewith as Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Deloitte & Touche LLP.
23.4	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included in this Registration Statement under "Signatures").

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX